Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN REPORTS IMPROVED FISCAL 2011 SECOND-QUARTER RESULTS
•	Net income was $7.1 million for the quarter compared with a loss of $6.8 million in last year’s second quarter

•	Excluding certain one-time charges, net income for the quarter was $12.1 million, or $0.39 per share, compared with $3.2 million, or $0.12 per share, for the prior-year period

•	Fiscal 2011 net income guidance is reaffirmed and is expected to reach record levels between $57 million and $62 million

•	The Company repurchased 625,000 shares for approximately $13.6 million during the quarter under the Company’s current share repurchase program
AKRON, Ohio — April 4, 2011 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2011 second quarter ended February 28, 2011. The Company reported net income for the second quarter of $7.1 million, or $0.23 per diluted share, compared with a net loss of $6.8 million, or $0.26 per share, for the comparable period last year. The translation effect of foreign currencies was negligible in the quarter.
The fiscal 2011 second quarter included certain after-tax charges of approximately $5.0 million primarily related to restructuring expenses, unwinding of inventory step-ups, asset impairments and acquisition-related costs. Last year’s second quarter included certain after-tax charges of $10.0 million related to asset impairments, acquisition-related costs and restructuring expenses. Excluding these charges, net income for the fiscal 2011 second quarter was $12.1 million, or $0.39 per diluted share, compared with $3.2 million, or $0.12 per diluted share, for the prior-year period.
“Our earnings showed significant improvement over the second quarter of last year, due to favorable volume stemming from steady improvement in customer demand and the mix effect as we continue to focus on more profitable businesses,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “We will continue to manage our business to take advantage of profitable growth opportunities and strong demand throughout our expanding global footprint, as we further optimize our operations.”
Net sales for the fiscal 2011 second quarter were $508.3 million, an increase of 53.6% compared with $331.0 million for the same period last year. Currency translation negatively impacted sales by 2% or $6.7 million. The majority of the increase was due to the impact of the acquisition of ICO, Inc., which was completed during the third quarter of fiscal 2010. Volume reached 497 million pounds, up 58% from 315 million pounds reported last year. Had the Company owned ICO at the beginning of fiscal 2010, sales growth would have been 22% and volume growth would have been 6%.

Gross profit for the quarter was $66.6 million, compared with $51.3 million last year. Currency translation negatively impacted gross profit by $0.8 million. Overall gross profit per pound for the quarter was 13.4 cents, which was lower than the 16.3 cents in last year’s second quarter. Had the Company owned ICO at the beginning of fiscal 2010, the increase in gross profit for the 2011 second quarter would have been approximately $3.8 million and the gross profit per pound would have been flat.
The Company’s selling, general and administrative expenses, excluding the effect of foreign currency translation, increased $1.1 million for the quarter. The increase is primarily the result of increases in global headcount, as a result of the ICO acquisition. Had the Company owned ICO at the beginning of fiscal 2010 and excluding costs related to acquisitions, selling, general and administrative expenses would have decreased $8.9 million for the quarter. The decrease is primarily attributable to a $6.8 million reduction in bad debt expense, as fiscal 2010 included a large bad debt charge in Europe for a certain customer. The decrease is also a result of lower stock-based compensation expense of $1.9 million primarily due to mark-to-market adjustments which declined significantly in the second quarter of fiscal 2011. Additionally, the Company is realizing some synergies in its selling, general and administrative expenses as a result of the acquisitions completed over the previous 12 months.
For the fiscal 2011 year-to-date results, the Company reported net income of $16.4 million, or $0.52 per diluted share, compared with net income of $10.3 million, or $0.39 per diluted share, for the same period last year. Excluding the effect of certain items including asset impairments, acquisition-related costs and restructuring-related charges, year-to-date net income was $22.7 million, or $0.73 per diluted share, compared with $22.9 million, or $0.87 per diluted share, a year ago. Sales volume increased by 44.7% for the six-month period compared with the prior-year period, primarily due to the ICO acquisition. Had the Company owned ICO at the beginning of fiscal 2010, sales would have increased 16% and volume would have increased 4%.
Note: The numbers below will sometimes refer to the Company’s performance including the “ICO effect”. The Company defines the “ICO effect” as if it had owned ICO at the beginning of fiscal 2010. These are non-GAAP presentations developed as a result of the way the Company is internally measuring the business. The results exclude one-time charges and acquisition-related items discussed above and include a consistent amount of purchasing accounting-related depreciation and amortization expense for each period. See the attached financial table (Non-GAAP Supplemental Segment Comparison Information) for non-GAAP supplemental financial information by business segment.
Europe, Middle East and Africa (“EMEA”) — The EMEA business segment’s performance was significantly better than the region’s second quarter in fiscal 2010. EMEA sales for the quarter were $356.5 million, an increase of 44.1% compared with the prior-year period. The foreign currency translation effect negatively impacted sales by $8.8 million. Including the ICO effect, sales increased approximately 25% as a result of a combination of favorable pricing in most of the Company’s business lines, and increased volume of approximately 7% due to steady improvement in customer demand primarily in the Company’s engineered plastics and specialty powders businesses.
EMEA gross profit was $47.5 million for the fiscal 2011 second quarter, an increase from $41.5 million for the same three-month period last year. Gross profit per pound was 15.1 cents per pound in the quarter, a decrease of 11% compared with last year. Foreign currency translation negatively impacted EMEA gross profit by $1.1 million. Including the ICO effect, gross profit increased $1.9 million, or approximately 4%, primarily due to volume increases. Including the ICO effect, gross profit per pound was relatively flat compared with the fiscal 2010 second quarter. Average selling prices increased approximately 17% compared with the prior year including the ICO effect. During the quarter, the Company was able to pass along most cost increases with the exception of some fixed price contracts in its engineered plastics business which have yet to reset. The gross margin decline in engineered plastics was primarily offset by an increase for specialty powders.
Operating income for EMEA during the fiscal 2011 second quarter was $21.7 million, an increase of $12.5 million compared with last year. Including the ICO effect, operating income increased $12.1 million. The increase in operating income in fiscal 2011 was partially due to the increase in gross profit and a decrease in selling, general and administrative expenses of $10.2 million compared with the prior year.
The Americas — In the fiscal 2011 second quarter, sales for the Americas were $118.6 million, an increase of 71.2% compared with the prior-year period. Foreign currency translation increased sales by $1.7 million. Including the ICO effect, sales increased approximately 17% for the three-month period. Volume for the quarter was 150.6 million pounds, an increase of approximately 4% from the prior-year quarter, including the ICO effect. The increase in sales and volume was primarily due to the growth of the masterbatch business, particularly in the United States, where the Company has focused its efforts.
Gross profit for the Americas was $15.9 million for the fiscal 2011 second quarter, an increase of $8.2 million from the comparable period last year. Gross profit per pound was 10.6 cents per pound in the quarter, a decrease of 20% compared with last year. Including the ICO effect, gross profit increased $2.1 million, or approximately 15%, and gross profit per pound increased approximately 10% for the fiscal 2011 second quarter.
Operating income for the Americas for the fiscal 2011 second quarter was $3.3 million compared with $0.2 million last year. The $3.1 million increase in profitability was driven by an increase in gross profit based on higher volumes. Including the ICO effect, operating income increased $1.2 million. Selling, general and administrative expenses increased $0.9 million due primarily to incremental expenses for the establishment of the Company’s Americas management team.
Asia Pacific (“APAC”) — Sales for APAC for the fiscal 2011 second quarter were $33.3 million, an increase of $18.8 million compared with the prior-year period. Including the ICO effect, sales increased 14.1% as the selling price per pound increased approximately 10% and total pounds sold increased approximately 4% compared with the prior year based on strong customer demand. These increases were negatively impacted by the significant decline in the water tank market in Australia, and as previously announced, the Company is restructuring its capacity in this region.
Gross profit for the quarter was $3.4 million, or 10.4 cents per pound, an increase of $1.3 million compared with last year. Including the ICO effect, gross profit decreased $0.1 million and gross profit per pound declined approximately 7%, primarily as a result of increased raw material costs and the negative impact from the Australian market.
Operating income for the quarter was $0.4 million compared with $0.6 million last year. Including the ICO effect, operating profit decreased by $0.1 million. The decrease in profitability was primarily due to the decrease in gross profit as selling, general and administrative expenses were flat compared with the prior year.
“Our unrelenting focus on profitable volume in the Asian region enabled us to offset operating losses of $1.1 million in Australia during the quarter which we experienced prior to our realignment of production operations in that market,” Gingo said.
Cash Flow From Operations/Working Capital/Share Repurchase
Net cash used in operating activities was $16.5 million for the fiscal 2011 year-to-date period, compared with net cash provided from operating activities of $8.1 million during the same period last year. The difference was primarily due to increases in accounts receivable, inventories and a decline in other liabilities, partially offset by the increases in net income and accounts payable. Total days of working capital increased to 72 days at February 28, 2011, from 71 days at November 30, 2010, and 61 days at August 31, 2010. The increase was attributable to higher accounts receivable and inventory as general business conditions improved given higher customer demand and higher raw material costs.
The Company’s net debt, defined as total debt less cash and cash equivalents, was in a net debt position of $102.4 million, an increase from $83.6 million as of the end of the first quarter and $31.9 million at August 31, 2010. The key drivers of the year-to-date increase were working capital needs, acquisition costs and the repurchase of common stock.
The Company has repurchased 625,000 shares of its common stock at an average price of $21.75 per share during fiscal 2011. The Company has approximately 2.3 million shares remaining from the previous board-authorized share repurchase program.
Business Outlook
Based upon year-to-date results, the Company reaffirms its fiscal 2011 net income guidance in the range of $57 million to $62 million. The guidance assumes a euro exchange rate of $1.35 as well as the seasonal volume improvements typically seen in the Company’s third and fourth quarters.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2011 second-quarter earnings can be accessed at 10:00 a.m. Eastern time on Tuesday, April 5, 2011, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,900 people and has 33 manufacturing facilities in North America, South America, Europe and Asia. A. Schulman reported net sales of $1.6 billion for the fiscal year ended August 31, 2010. Additional information about A. Schulman can be found at www.aschulman.com.
Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items, as well as certain non-GAAP supplemental segment comparison financial information reflecting the operations of A. Schulman, Inc. (the “Company”) as if it owned ICO, Inc. (“ICO”) at the beginning first quarter of 2010. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are income from continuing operations before taxes, net income and net income per diluted share. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
The Company uses these non-GAAP financial measures to monitor and evaluate Company performance and believes that they are useful to investors for financial analysis, particularly with respect to understanding the significance of the ICO acquisition in the third quarter of fiscal 2010. However, the non-GAAP supplemental financial information is not necessarily indicative of what the combined financial results would have actually been had the ICO acquisition taken place as of September 1, 2009, since such financial information does not reflect any cost savings, operating synergies, tax synergies or revenue enhancements, and includes certain estimated additional depreciation amounts and estimates for amortization of the intangibles recorded as part of the purchase price allocation.
While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in major areas where the Company operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the North American auto market; and

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K and the most recent Form 10-Q. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.
SHLM_ALL
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	February 28,		February 28,
	2011	2010	2011	2010
	Unaudited
	(In thousands, except per share data)
Net sales	$508,343	$331,023	$1,003,726	$693,883
Cost of sales	441,731	279,686	868,113	579,389
Selling, general and administrative expenses	49,430	48,764	102,335	89,515
Interest expense	1,642	1,136	2,927	2,190
Interest income	(191)	(198)	(391)	(451)
Foreign currency transaction (gains) losses	667	(180)	1,338	(77)
Other (income) expense	(433)	(659)	(437)	(1,886)
Asset impairment	1,800	5,281	1,800	5,331
Restructuring expense	3,385	1,218	3,936	1,647

	498,031	335,048	979,621	675,658

Income (loss) from continuing operations before taxes	10,312	(4,025)	24,105	18,225
Provision for U.S. and foreign income taxes	3,033	2,794	7,450	7,906

Income (loss) from continuing operations	7,279	(6,819)	16,655	10,319
Income (loss) from discontinued operations, net of tax of $0	—	12	—	9

Net income (loss)	7,279	(6,807)	16,655	10,328
Noncontrolling interests	(138)	32	(271)	(70)

Net income (loss) attributable to A. Schulman, Inc.	$7,141	$(6,775)	$16,384	$10,258

Weighted-average number of shares outstanding:
Basic	31,091	25,916	31,212	25,880
Diluted	31,181	25,916	31,245	26,346

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Basic:
Income (loss) from continuing operations	$0.23	$(0.26)	$0.52	$0.40
Income (loss) from discontinued operations	—	—	—	—

Net income (loss) attributable to common stockholders	$0.23	$(0.26)	$0.52	$0.40

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Diluted:
Income (loss) from continuing operations	$0.23	$(0.26)	$0.52	$0.39
Income (loss) from discontinued operations	—	—	—	—

Net income (loss) attributable to common stockholders	$0.23	$(0.26)	$0.52	$0.39

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	February 28, 2011	August 31, 2010
	Unaudited
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$96,350	$122,754
Accounts receivable, less allowance for doubtful accounts of $10,922 at February 28, 2011 and $13,205 at August 31, 2010	342,405	282,953
Inventories, average cost or market, whichever is lower	268,217	209,228
Prepaid expenses and other current assets	32,860	29,128

Total current assets	739,832	644,063

Other assets:
Deferred charges and other assets	38,922	31,873
Goodwill	93,400	84,064
Intangible assets	78,459	72,352

	210,781	188,289

Property, plant and equipment, at cost:
Land and improvements	32,879	30,891
Buildings and leasehold improvements	167,223	158,076
Machinery and equipment	383,064	357,270
Furniture and fixtures	40,389	37,078
Construction in progress	7,286	4,996

	630,841	588,311
Accumulated depreciation and investment grants of $869 at February 28, 2011 and $744 at August 31, 2010	386,502	349,348

Net property, plant and equipment	244,339	238,963

Total assets	$1,194,952	$1,071,315

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$5,880	$60,876
Accounts payable	238,303	195,977
U.S. and foreign income taxes payable	8,837	6,615
Accrued payrolls, taxes and related benefits	38,952	46,492
Other accrued liabilities	46,717	41,985

Total current liabilities	338,689	351,945

Long-term debt	192,928	93,834
Pension plans	95,408	86,872
Other long-term liabilities	27,620	25,297
Deferred income taxes	23,495	20,227
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $1 par value, authorized - 75,000,000 shares, issued - 47,786,892 shares at February 28, 2011 and 47,690,024 shares at August 31, 2010	47,787	47,690
Other capital	251,292	249,734
Accumulated other comprehensive income	23,017	(6,278)
Retained earnings	526,300	519,649
Treasury stock, at cost, 16,825,652 shares at February 28, 2011 and 16,205,230 at August 31, 2010	(336,277)	(322,777)

Total A. Schulman, Inc. stockholders’ equity	512,119	488,018
Noncontrolling interests	4,693	5,122

Total equity	516,812	493,140

Total liabilities and equity	$1,194,952	$1,071,315

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended February 28,
	2011	2010
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$16,655	$10,328
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	19,703	11,281
Deferred tax provision	(1,923)	(379)
Pension, postretirement benefits and other deferred compensation	3,597	3,305
Net losses (gains) on asset sales	262	(298)
Asset impairment	1,800	5,331
Changes in assets and liabilities:
Accounts receivable	(34,077)	(11,495)
Inventories	(39,331)	(33,281)
Accounts payable	25,958	11,457
Income taxes	3,130	3,681
Accrued payrolls and other accrued liabilities	(7,963)	4,748
Changes in other assets and other long-term liabilities	(4,333)	3,427

Net cash provided from (used in) operating activities	(16,522)	8,105

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(11,060)	(8,608)
Proceeds from the sale of assets	1,139	1,415
Business acquisitions, net of cash acquired	(15,071)	—

Net cash used in investing activities	(24,992)	(7,193)

Provided from (used in) financing activities:
Cash dividends paid	(9,733)	(7,954)
Increase (decrease) in notes payable and long-term debt	(3,204)	(48)
Borrowings on revolving credit facilities	181,000	10,000
Repayments on revolving credit facilities	(141,500)	(5,000)
Payment of debt issuance costs	(2,220)	—
Cash distributions to noncontrolling interests	(700)	—
Common stock issued (redeemed), net	(780)	252
Issuance (purchase) of treasury stock, net	(13,500)	—

Net cash provided from (used in) financing activities	9,363	(2,750)

Effect of exchange rate changes on cash	5,747	(11,233)

Net increase (decrease) in cash and cash equivalents	(26,404)	(13,071)

Cash and cash equivalents at beginning of period	122,754	228,674

Cash and cash equivalents at end of period	$96,350	$215,603

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three Months ended		Six Months ended
	February 28,		February 28,
	2011	2010	2011	2010
	Unaudited
	(In thousands, except for %)
Pounds sold to unaffiliated customers
EMEA	314,359	244,241	630,840	495,045
Americas	150,550	58,397	304,130	124,196
APAC	32,353	12,397	66,250	24,987

Total pounds sold to unaffiliated customers	497,262	315,035	1,001,220	644,228

Net sales to unaffiliated customers
EMEA	$356,533	$247,374	$703,215	$519,317
Americas	118,550	69,228	233,671	145,557
APAC	33,260	14,421	66,840	29,009

Total net sales to unaffiliated customers	$508,343	$331,023	$1,003,726	$693,883

Segment gross profit
EMEA	$47,487	$41,525	$95,572	$92,126
Americas	15,911	7,694	32,386	17,656
APAC	3,376	2,118	7,938	4,781

Total segment gross profit	66,774	51,337	135,896	114,563
Asset write-downs	—	—	—	(69)
Inventory Step-up	(162)	—	(283)	—

Total gross profit	$66,612	$51,337	$135,613	$114,494

Segment operating income
EMEA	$21,722	$9,235	$41,124	$34,459
Americas	3,340	216	7,199	3,088
APAC	384	564	2,192	1,678

Total segment operating income	25,446	10,015	50,515	39,225

Corporate and other	(7,788)	(6,021)	(15,759)	(10,490)
Interest expense, net	(1,451)	(938)	(2,536)	(1,739)
Foreign currency transaction gains (losses)	(667)	180	(1,338)	77
Other income (expense)	433	659	437	1,886
Asset write-downs	(1,800)	(5,281)	(1,800)	(5,400)
Costs related to acquisitions	(314)	(1,421)	(1,195)	(3,687)
Restructuring related	(3,385)	(1,218)	(3,936)	(1,647)
Inventory step-up	(162)	—	(283)	—

Income (loss) from continuing operations before taxes	$10,312	$(4,025)	$24,105	$18,225

Capacity utilization
EMEA	73%	87%	77%	92%
Americas	62%	66%	63%	71%
APAC	90%	74%	89%	80%
Worldwide	70%	82%	72%	86%

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands, except per share data)

			Costs Related to	Restructuring		Tax Benefits
	As Reported	Asset Write-downs	Acquisitions	Related	Inventory Step-up	(Charges)	Before Certain Items
Three Months ended February 28, 2011

Net sales	$508,343	$—	$—	$—	$—	$—	$508,343
Cost of sales	441,731	—	—	—	(162)	—	441,569
Selling, general and administrative expenses	49,430	—	(314)	—	—	—	49,116
Interest expense, net	1,451	—	—	—	—	—	1,451
Foreign currency transaction (gains) losses	667	—	—	—	—	—	667
Other (income) expense	(433)	—	—	—	—	—	(433)
Asset impairment	1,800	(1,800)	—	—	—	—	—
Restructuring expense	3,385	—	—	(3,385)	—	—	—

	498,031	(1,800)	(314)	(3,385)	(162)	—	492,370

Income from continuing operations before taxes	10,312	1,800	314	3,385	162	—	15,973
Provision for U.S. and foreign income taxes	3,033	—	—	613	58	—	3,704

Income from continuing operations	7,279	1,800	314	2,772	104	—	12,269
Income (loss) from discontinued operations, net of tax of $0	—	—	—	—	—	—	—

Net income	7,279	1,800	314	2,772	104	—	12,269
Noncontrolling interests	(138)	—	—	—	—	—	(138)

Net income attributable to A. Schulman, Inc.	$7,141	$1,800	$314	$2,772	$104	$—	$12,131

Diluted EPS	$0.23						$0.39

Weighted-average number of shares outstanding -diluted	31,181						31,181

			Costs Related to	Restructuring		Tax Benefits
	As Reported	Asset Write-downs	Acquisitions	Related	Inventory Step-up	(Charges)	Before Certain Items
Three Months ended February 28, 2010

Net sales	$331,023	$—	$—	$—	$—	$—	$331,023
Cost of sales	279,686	—	—	—	—	—	279,686
Selling, general and administrative expenses	48,764	—	(1,421)	—	—	—	47,343
Interest expense, net	938	—	—	—	—	—	938
Foreign currency transaction (gains) losses	(180)	—	—	—	—	—	(180)
Other (income) expense	(659)	—	—	—	—	—	(659)
Asset impairment	5,281	(5,281)	—	—	—	—	—
Restructuring expense	1,218	—	—	(1,218)	—	—	—

	335,048	(5,281)	(1,421)	(1,218)	—	—	327,128

Income (loss) from continuing operations before taxes	(4,025)	5,281	1,421	1,218	—	—	3,895
Provision for U.S. and foreign income taxes	2,794	94	—	135	—	(2,252)	771

Income (loss) from continuing operations	(6,819)	5,187	1,421	1,083	—	2,252	3,124
Income (loss) from discontinued operations, net of tax of $0	12	—	—	—	—	—	12

Net income (loss)	(6,807)	5,187	1,421	1,083	—	2,252	3,136
Noncontrolling interests	32	—	—	—	—	—	32

Net income (loss) attributable to A. Schulman, Inc.	$(6,775)	$5,187	$1,421	$1,083	$—	$2,252	$3,168

Diluted EPS	$(0.26)						$0.12

Weighted-average number of shares outstanding -diluted	25,916						25,916

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands, except per share data)

			Costs Related to	Restructuring		Tax Benefits
	As Reported	Asset Write-downs	Acquisitions	Related	Inventory Step-up	(Charges)	Before Certain Items
Six Months ended February 28, 2011

Net sales	$1,003,726	$—	$—	$—	$—	$—	$1,003,726
Cost of sales	868,113	—	—	—	(283)	—	867,830
Selling, general and administrative expenses	102,335	—	(1,195)	—	—	—	101,140
Interest expense, net	2,536	—	—	—	—	—	2,536
Foreign currency transaction (gains) losses	1,338	—	—	—	—	—	1,338
Other (income) expense	(437)	—	—	—	—	—	(437)
Asset impairment	1,800	(1,800)	—	—	—	—	—
Restructuring expense	3,936	—	—	(3,936)	—	—	—

	979,621	(1,800)	(1,195)	(3,936)	(283)	—	972,407

Income from continuing operations before taxes	24,105	1,800	1,195	3,936	283	—	31,319
Provision for U.S. and foreign income taxes	7,450	—	—	729	99	65	8,343

Income from continuing operations	16,655	1,800	1,195	3,207	184	(65)	22,976
Income (loss) from discontinued operations, net of tax of $0	—	—	—	—	—	—	—

Net income	16,655	1,800	1,195	3,207	184	(65)	22,976
Noncontrolling interests	(271)	—	—	—	—	—	(271)

Net income attributable to A. Schulman, Inc.	$16,384	$1,800	$1,195	$3,207	$184	$(65)	$22,705

Diluted EPS	$0.52						$0.73

Weighted-average number of shares outstanding -diluted	31,245						31,245

			Costs Related to	Restructuring		Tax Benefits
	As Reported	Asset Write-downs	Acquisitions	Related	Inventory Step-up	(Charges)	Before Certain Items
Six Months ended February 28, 2010

Net sales	$693,883	$—	$—	$—	$—	$—	$693,883
Cost of sales	579,389	(69)	—	—	—	—	579,320
Selling, general and administrative expenses	89,515	—	(3,687)	—	—	—	85,828
Interest expense, net	1,739	—	—	—	—	—	1,739
Foreign currency transaction (gains) losses	(77)	—	—	—	—	—	(77)
Other (income) expense	(1,886)	—	—	—	—	—	(1,886)
Asset impairment	5,331	(5,331)	—	—	—	—	—
Restructuring expense	1,647	—	—	(1,647)	—	—	—

	675,658	(5,400)	(3,687)	(1,647)	—	—	664,924

Income from continuing operations before taxes	18,225	5,400	3,687	1,647	—	—	28,959
Provision for U.S. and foreign income taxes	7,906	115	—	265	—	(2,252)	6,034

Income from continuing operations	10,319	5,285	3,687	1,382	—	2,252	22,925
Income (loss) from discontinued operations, net of tax of $0	9	—	—	—	—	—	9

Net income	10,328	5,285	3,687	1,382	—	2,252	22,934
Noncontrolling interests	(70)	—	—	—	—	—	(70)

Net income attributable to A. Schulman, Inc.	$10,258	$5,285	$3,687	$1,382	$—	$2,252	$22,864

Diluted EPS	$0.39						$0.87

Weighted-average number of shares outstanding -diluted	26,346						26,346

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
EBITDA Excluding Certain Items Reconciliation
Unaudited
(In thousands)

	Three Months Ended		Six Months Ended
	February 28,		February 28,
	2011	2010	2011	2010
Income (loss) from continuing operations before taxes	$10,312	$(4,025)	$24,105	$18,225

Adjustments (pretax):
Depreciation and amortization	10,049	5,531	19,703	11,209
Interest expense, net	1,451	938	2,536	1,739
Asset write-downs	1,800	5,281	1,800	5,400
Costs related to acquisitions	314	1,421	1,195	3,687
Restructuring related	3,385	1,218	3,936	1,647
Inventory step-up	162	—	283	—

EBITDA excluding certain items	$27,473	$10,364	$53,558	$41,907

A. SCHULMAN, INC.
NON-GAAP SUPPLEMENTAL SEGMENT COMPARISON INFORMATION
Unaudited
(In Millions)

Three Months ended November 30, 2009
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	304.2	151.8	37.1	—	493.1
Net sales to unaffiliated customers	$312.4	$107.2	$33.3	$—	$452.9
Gross profit before certain items	$56.1	$15.9	$4.1	$—	$76.1

Segment operating income (loss) before certain items	$27.0	$4.6	$1.0	$—	$32.7
Corporate and other	—	—	—	(6.3)	(6.3)

Income (loss) from continuing operations before certain non-segment related items	$27.0	$4.6	$1.0	$(6.3)	$26.4

Three Months ended February 28, 2010
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	293.8	144.2	31.2	—	469.2
Net sales to unaffiliated customers	$285.2	$101.1	$29.1	$—	$415.5
Gross profit before certain items	$45.6	$13.8	$3.5	$—	$62.9

Segment operating income (loss) before certain items	$9.7	$2.2	$0.5	$—	$12.4
Corporate and other	—	—	—	(7.4)	(7.4)

Income (loss) from continuing operations before certain non-segment related items	$9.7	$2.2	$0.5	$(7.4)	$5.0

Three Months ended May 31, 2010
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	339.0	156.4	33.2	—	528.6
Net sales to unaffiliated customers	$337.4	$117.6	$33.9	$—	$488.8
Gross profit before certain items	$51.7	$16.1	$4.1	$—	$71.8

Segment operating income before certain items	$23.9	$4.4	$0.4	$—	$28.6
Corporate and other	—	—	—	(6.4)	(6.4)

Income (loss) from continuing operations before certain non-segment related items	$23.9	$4.4	$0.4	$(6.4)	$22.2

Three Months ended August 31, 2010
	EMEA	Americas	APAC	Corporate	Consolidated
Pounds sold to unaffiliated customers	321.9	169.6	33.9	—	525.4
Net sales to unaffiliated customers	$318.4	$124.8	$33.0	$—	$476.2
Gross profit before certain items	$37.6	$19.1	$4.2	$—	$60.9

Segment operating income (loss) before certain items	$12.6	$7.0	$0.5	$—	$20.2
Corporate and other	—	—	—	(4.5)	(4.5)

Income (loss) from continuing operations before certain non-segment related items	$12.6	$7.0	$0.5	$(4.5)	$15.6

Note: The results above include ICO as if the Company had owned ICO at the beginning of fiscal year 2010. The results exclude certain one-time charges and acquisition related items discussed above and include a consistent estimated amount of purchasing accounting-related depreciation and amortization expense for each period. Numbers may not add up due to rounding.